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                                                              EXHIBIT 10.4(c)(1)


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         This Amended and Restated Employment Agreement by and between CLARCOR Inc., a Delaware corporation (the "Corporation"), and Norman Johnson (the "Executive") is dated as of December 17, 2000 (this "Agreement").

                               W I T N E S S E T H

         WHEREAS, the Executive currently serves as the Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation pursuant to an Amended and Restated Employment Agreement dated as of March 25, 2000 (the "Amended Agreement"); and

         WHEREAS, the Executive and the Corporation desire to amend and restate the Amended Agreement as hereinafter provided to clarify certain terms and conditions of Executive's employment by the Corporation as its Chairman of the Board, President and Chief Executive Officer.

         NOW, THEREFORE, It is mutually agreed as follows:

         1.       Employment.

                  (a) The Corporation agrees to employ Executive as Chairman of the Board, President and Chief Executive Officer and Executive agrees to serve the Corporation in such capacities, upon the terms and conditions and for the period of employment hereinafter set forth. Throughout the Employment Period (as defined below), subject to the supervision of the Board of Directors (the "Board"), Executive shall exercise such authority and perform such duties as are commensurate with the authority exercised and the duties performed by the Corporation's previous Chairman of the Board and Chief Executive Officer immediately preceding the Effective Date (as defined below) of this Agreement. Executive shall provide such services at the headquarters of the Corporation in Rockford, Illinois, except as otherwise expressly provided herein. Throughout the Employment Period, unless otherwise agreed in writing by Executive and the Corporation, the Corporation shall neither demote Executive nor assign to Executive any duties or responsibilities that are inconsistent with his position, duties, responsibilities and status as Chairman of the Board, President and Chief Executive Officer.

                  (b) During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Corporation and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive's responsibilities as an employee of the Corporation in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date of this Agreement, the continued conduct of such

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activities (or conduct of activities similar in nature and scope thereto)
subsequent to the Effective Date of this Agreement shall not thereafter be deemed to interfere with the performance of Executive's responsibilities to the Corporation.

         2. Employment Period. The term of Executive's employment under this Agreement shall commence as of the date of the Amended Agreement (the "Effective Date"), and shall expire, subject to earlier termination of employment as hereinafter provided, upon the occurrence of the annual meeting of the Board held in March, 2003; provided, however, that unless the Board shall take affirmative action to the contrary and the Corporation shall give prior written notice thereof to Executive, as of the first day of the Corporation's 2001 fiscal year, and as of the first day of each succeeding fiscal year of the Corporation, the term of this Agreement shall be extended automatically (for a period of approximately one additional year) to the date of the annual meeting of the Board held in March 2004, and each year thereafter (the "Employment Period").

         3. Compensation, Compensation Plans, Benefits and Perquisites. During the Employment Period, Executive shall be compensated as follows:

                  (a) Effective as of October 1, 2000, he shall receive an annual salary equal to $440,000, payable in equal monthly installments, with the opportunity for increases, from time to time thereafter, in the discretion of the Compensation and Stock Option Committee of the Board (the "Committee") in accordance with the Corporation's regular practices. The initial review of Executive's annual salary shall occur on October 1, 2001. Subsequent annual reviews will be completed by October 1 of each subsequent year. In each case, the Executive's salary range shall be based on salary ranges established by national compensation studies of companies with revenues comparable to the Corporation. The term "salary" as utilized in this Agreement shall refer to such annual salary as increased.

                  (b) Executive shall be eligible to participate on a basis commensurate with his position as Chief Executive Officer of the Corporation as determined by the Committee in the Corporation's 1994 Incentive Plan, Key Management Incentive Plan and other bonus and incentive compensation plans (whether now or hereinafter in effect). Options granted by the Committee shall contain the provisions commonly contained in executive options awarded by the Corporation, including an exercise price equal to the fair market value of the Corporation's common stock on the date of grant. In the event of a Change of Control (as defined in the Employment Agreement between the Executive and the Corporation dated as of December 17, 2000 (the "CIC Agreement")) all options and restricted stock shall become fully vested, and any options or restricted stock to which Executive has become entitled pursuant to this provision but which have not yet been granted by the occurrence of the Change of Control, shall be granted immediately and shall be fully vested. Except as set forth in the CIC Agreement, no additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive's entitlements hereunder.

                  (c) Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Corporation and made available to employees generally, including, without limitation, all pension, retirement, savings, medical, hospitalization, disability, dental, life, or travel accident insurance benefit plans (collectively the "Benefit

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Plans"). Executive's participation in such Benefit Plans shall be on the same basis and terms as are applicable to employees of the Corporation generally. Such Benefit Plans shall include, but shall not be limited to, the following:

                           CLARCOR Inc. Pension Plan
                           Retirement Savings Plan and Trust (401(k) Plan) Supplemental Retirement Plan
                           Monthly Investment Plan
                           Dental Plan
                           Health Care Plan
                           Life Insurance Plan/Supplemental Life Insurance Plan Disability Plan
                           Executive Retirement Plan

                  (d) Executive shall be entitled to paid vacations in accordance with the Corporation's vacation policy as in effect from time to time and to all paid holidays given by the Corporation to its executive officers.

                  (e) Executive shall be entitled to all fringe benefits and perquisites made available by the Corporation to its executive officers, including, but not limited to, participation in the Automobile Plan.

                  (f) In addition to the amounts of compensation provided elsewhere in this Agreement, if during the Employment Period the Corporation shall achieve both (i) quarterly revenues of at least $250,000,000 and (ii) net profits after tax equal to 7.5% of sales (both as reported on any of the Corporation's regular quarterly earnings statements prepared in accordance with Generally Accepted Accounting Principles consistently applied), the Committee shall perform a special review of Executive's compensation and shall pay to Executive a lump sum in such amount, if any, as it may determine in good faith to be equitable. Further, in such circumstance the Committee may, if it so determines, award to Executive an additional grant of options under the 1994 Incentive Plan in such amount, if any, as it may determine in good faith to be equitable. Any payment or grants of options under this Section 3(f) may be made at any time within the Employment Period.

         4. Termination. Executive's employment with the Corporation may be terminated by the Corporation or Executive only under the circumstances described in this Section 4:

                  (a) Executive may voluntarily terminate his employment hereunder, but only upon giving at least six months' prior written notice to the Board, in which case the Employment Period shall terminate on the effective date of such notice; provided, however, that the Board shall have the ability, in its sole discretion, to waive the six month notice requirement.

                  (b) Executive's employment hereunder will terminate upon his death.

                  (c) If Executive becomes Disabled, the Corporation may terminate Executive's employment with the Corporation. For purposes of the Agreement, Executive shall be deemed to have a "Disability" (and to be "Disabled") if he has been determined by the

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Incumbent Board (as defined in the CIC Agreement), based on competent medical evidence, to have a physical or mental disability that renders him incapable, after reasonable accommodation by the Corporation, of performing his duties under this Agreement.

                  (d) The Corporation may terminate Executive's employment hereunder at any time for Cause. For purposes of this Agreement, the term "Cause" shall mean fraud, misappropriation or intentional material damage to the property or business of the Corporation or commission of a felony.

                  (e) Executive may resign at any time for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (i) a material adverse reduction in the nature or scope of Executive's authority, duties or responsibilities from those referred to in Section 1(a), as determined in good faith by Executive, (ii) a relocation of more than 35 miles from (A) Executive's workplace, or (B) the principal offices of the Corporation (if such offices are Executive's workplace), in each case without the consent of Executive, (iii) a reduction in total compensation, compensation plans, benefits or perquisites from those provided in Section 3, or (iv) the breach by the Corporation of any other provision of this Agreement, Board action to prevent the automatic extension of this Agreement as provided in Section 2 hereof, or a determination by Executive that as a result of a Change of Control (as defined in the CIC Agreement) and a change in circumstances thereafter significantly affecting his position, he is unable to exercise the authorities, powers, function or duties attached to his position and contemplated by Section 1(a) of this Agreement. For purposes of this Section 4 a reasonable determination made by Executive in good faith shall be conclusive.

         5. Termination Payments. In the event of a termination of Executive's employment with the Corporation and subject to the provisions of
Section 4 of this Agreement, the Corporation shall pay to Executive and provide him with the following:

                  (a) If Executive's termination occurs due to death or Disability, Executive (or his estate or beneficiaries, if applicable) shall be entitled to any unpaid salary for days worked prior to his date of termination and payment for unused vacation days (determined in accordance with the policies of the Corporation as in effect at that time for officers of the Corporation) earned prior to the date of termination, and to all other benefits available to Executive or his estate and beneficiaries under the Corporation's Benefit Plans as in effect on the date of such termination of employment.

                  (b) If Executive's employment is terminated by the Corporation without Cause or if Executive resigns for Good Reason, Executive shall be entitled to the following:

                           (i) The Corporation shall pay to Executive the lump sum of three times the sum of Executive's Base Salary plus Annual Bonus. Base Salary shall mean the amount of the salary in effect under
         Section 3(a) immediately prior to the date of such termination of employment, and Annual Bonus shall mean the greater of (i) Executive's target bonus for the Year of Termination, or (ii) Executive's highest annual bonus received (determined without regard to any deferral thereof) during the three year period prior to the Termination. Further, Executive shall become fully vested in any stock options and in any restricted stock in which Executive had not yet become vested.

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                           (ii) During the remainder of the Employment Period,
         Executive shall continue to be treated as an employee under the provisions of the Corporation's plans referred to in Section 3(b). In addition, Executive shall continue to be entitled to all benefits and service credits for benefits, programs and arrangements of the Corporation described in Sections 3(c) and (e) as if he were still employed during such period under this Agreement.

                           (iii) If, despite the provisions of subparagraph (ii) above, benefits or service credits or the right to accrue further benefits or service credits under any plan referred to in Section 3(b) or (c) shall not be payable or provided under such plan to Executive, or his dependents, beneficiaries and estate because he is no longer an employee of the Corporation, the Corporation itself shall, to the extent necessary, pay or provide for payment of such benefits and service credits for such benefits to Executive, his dependents, beneficiaries and estate.

                  (c) The amount of payments provided for in Section 5(b) shall be determined by the Accounting Firm (as defined in Section 9) and such payments shall be made within 30 days after Executive's termination of employment with the Corporation.

         6. Non-Competition; Non-Solicitation; and Confidentiality. Executive agrees that:

                  (a) There shall be no obligation on the part of the Corporation to provide any further payments or benefits (other than benefits or payments already earned, accrued or paid) described in Section 5 or Section 8 if, during the Employment Period, Executive shall be employed by (or become an owner, director or officer of, or a consultant to) any business which directly competes with any business of the Corporation or of any of its subsidiaries at such time; provided, however, that Executive shall not be deemed to have breached this undertaking if his sole relationship with such entity consists of his holding, directly or indirectly, an equity interest in such entity not greater than five percent of such entity's outstanding equity interest;

                  (b) Executive covenants and agrees that during the Employment Period, Executive shall not (i) directly or indirectly solicit or encourage any person to leave his/her employment with the Corporation or assist in any way with the hiring of any employee of the Corporation by any other business; and/or
(ii) solicit business from, or sell to, any of the Corporation's clients or customers or any other person, firm or corporation to whom the Corporation has sold products or services where such solicitation or sale would involve the sale of products or services competitive with those sold by the Corporation;

                  (c) During and after the Employment Period, he shall retain in confidence any confidential information known to him concerning the Corporation and its subsidiaries and their respective businesses. The term confidential information does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive;
(ii) was readily available to the Executive on a nonconfidential basis prior to its disclosure to the Executive by the Corporation; (iii) was already lawfully in the Executive's possession as evidenced by records kept in the ordinary course of business or by proof of actual prior possession; or (iv) becomes available to the Executive on a nonconfidential basis from a source other than the Corporation provided that such source is not known by the Executive to be

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bound by a confidentiality agreement or obligation with the Corporation or one of its representatives. Notwithstanding the foregoing, a breach by Executive of this Section 6(c) shall not be used to set-off or delay amounts payable under this Agreement; and

                  (d) Executive acknowledges and agrees that irreparable harm would result from any breach or threatened breach by Executive of the provisions of this Agreement, and monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches this Agreement, injunctive relief in favor of the Corporation is proper without the necessity of the Corporation posting bond. Moreover, any award of injunctive relief shall not preclude the Corporation from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture of any payments not made and a return of any payments already received.

         7. No Obligation to Mitigate Damages. Executive shall not be obligated to seek other employment in mitigating of amounts payable or arrangements made under the provisions of this Agreement and the obtaining of such other employment shall in no event effect any reduction of the Corporation's obligations under this Agreement.

         8. Termination of Executive Following a Change of Control. In the event the Executive's employment with the Corporation is terminated during the Employment Period pursuant to or following a Change of Control (as defined in the CIC Agreement), Executive shall be entitled to the salary, compensation and benefits provided to him under the CIC Agreement in lieu of any termination payments described in Section 5 hereof.

         9. Certain Additional Payments by the Corporation. The Corporation agrees that:

                  (a) In the event it shall be determined that any payment or distribution by the Corporation to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") is an excess parachute payment which would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, and hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including, without limitation, any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. Notwithstanding the foregoing or other provisions of this Section 9, in the event that the amount of parachute payments paid or payable to Executive do not exceed Executive's safe harbor (determined pursuant to Section 280G of the Code) by at least ten percent (10%), then the additional payment described in this Section 9 shall not be paid and the termination payments payable to Executive hereunder shall be reduced such that no amounts paid or payable to Executive hereunder shall be deemed to constitute parachute payments subject to excise tax under Section 4999 of the Code.

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                  (b) Subject to the provisions of Section 9(c), all
determinations required to be made under this Section 9, including whether and when a Gross-Up Payment or a reduction in the termination payments is required and the amount of such Gross-Up Payment or reduction and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Corporation. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this
Section 9, shall be paid by the Corporation to Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive (whether or not as a result of a reduction in the termination payments), it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty, which opinion shall also include a detailed calculation of any reduction in the termination payments. Any determination by the Accounting Firm shall be binding upon the Corporation and Executive. As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Overpayment") or a Gross-Up Payment (or a portion thereof) which should have been paid by the Corporation will not have been paid (an "Underpayment").

                  (c) An Underpayment shall be deemed to occur upon a claim by the Internal Revenue Service that the tax liability of Executive (whether in respect of the then current taxable year of Executive or in respect of any prior taxable year of Executive) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Corporation has failed to make a sufficient Gross-Up Payment. In the event that the Corporation exhausts its remedies pursuant to this Section 9(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Executive. Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                           (i) give the Corporation any information reasonably requested by the Corporation relating to such claim,

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                           (ii)  take such action in connection with contesting
         such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

                           (iii) cooperate with the Corporation in good faith in order effectively to contest such claim, and

                           (iv) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs Executive to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder. Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by Executive of an amount advanced by the Corporation pursuant to Section 9(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Corporation's complying with the requirements of Section 9(c)), promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Corporation pursuant to Section 9(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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                  (e) An Overpayment shall be deemed to have occurred upon a
"Final Determination" (as defined below) that the Excise Tax shall not be imposed upon a Payment or Payments with respect to which Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when Executive has received from the Internal Revenue Service a refund of taxes or other reduction in his tax liability by reason of the Overpayment and upon either (i) the date a determination is made by, or an agreement is entered into with, the Internal Revenue Service which finally and conclusively binds Executive and the Internal Revenue Service, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or
(ii) the statute of limitations with respect to Executive's applicable tax return has expired. If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by the Corporation to Executive and Executive shall, within ten business days of the occurrence of such Overpayment, pay the Corporation the amount of the Overpayment plus interest at an annual rate equal to the rate provided for in Section 7872(f)(2)(A) of the Code from the date of the Gross-Up Payment (to which the Overpayment related) was paid to Executive.

                  (f) Notwithstanding anything contained in this Agreement to the contrary, in the event it is determined that an Excise Tax will be imposed on any Payment or Payments, the Corporation shall pay to the Internal Revenue Service as Excise Tax withholding, the amount of the Excise Tax the Corporation has actually withheld from the Payment or Payments.

         10. Expenses. During the Employment Period, the Corporation shall promptly pay or reimburse Executive for all reasonable expenses incurred by Executive in the performance of duties hereunder.

         11. Full Settlement. The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against Executive or others. The Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

         12. Payments to Beneficiaries. Any payments due under this Agreement as a result of Executive's death shall be made to Executive's surviving spouse. If Executive is not survived by a spouse, payment shall be made to the persons or entities named by Executive as his beneficiary for payment in a written document provided to the Corporation prior to his death. In the absence of a surviving spouse or any such named beneficiary, payment shall be made to Executive's estate.

         13. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive at 9040 Smokethorn Trail, Belvidere, Illinois 61008, or at the last address he has filed

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in writing with the Corporation or, in the case of the Corporation, at its principal Executive offices.

         14. Non-Alienation. Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or the laws of descent and distribution.

         15. Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois without regard to any conflict of laws provisions thereof.

         16. Arbitration. Any dispute or controversy between the Corporation and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Corporation and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected by the then President of the Chicago Bar Association. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, or as required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Corporation and the Executive. The Corporation and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Chicago, Illinois or such other location to which the parties may agree. The Corporation shall pay the costs of any arbitrator appointed hereunder.

         17. Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person, and, so long as Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this agreement or the subject matter hereof.

         18. Successors.

                  (a) This Agreement is personal to Executive and without the prior written consent of the Corporation shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

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                  (b) This Agreement shall inure to the benefit of and be
binding upon the Corporation and its successors and assigns.

                  (c) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Any failure by the Corporation to comply with and satisfy this Section 18(c) shall constitute a termination as provided in
Section 4 of this Agreement, provided that such successor has received at least ten days' prior written notice from the Corporation or Executive of the requirements of this Section 18(c).

         19. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Corporation has caused these presents to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

                                    /s/ NORMAN E. JOHNSON
                                    --------------------------------------------
                                    Norman Johnson
                                    Chairman & CEO

                                    CLARCOR Inc.


                                    By: /s/ J. MARC ADAM
                                       -----------------------------------------
                                         J. Marc Adam
                                         Compensation & Stock Option Committee

ATTEST:

/s/ DAVID J. BOYD
--------------------------------
Secretary

(Seal)




                                      -12-